As filed with the Securities and Exchange Commission on August 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

Tennessee	62-0331040
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12 East 49th Street

New York, New York 10017

(Address and Zip Code of Principal Executive Offices)

Saks Incorporated Amended and Restated 2009 Long-Term Incentive Plan

(Full title of plan)

Michael A. Brizel

Executive Vice President and General Counsel

Saks Incorporated

12 East 49th Street

New York, New York 10017

(Name and Address of Agent For Service)

(212) 940-5305

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.10	9,500,000	$16.08	$152,760,000	$20,836.46

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers such indeterminable number of additional shares of common stock, par value $.10 per share, (the “Common Stock”), as may hereafter be offered or issued pursuant to Saks Incorporated Amended and Restated 2009 Long-Term Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits or similar transactions effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Registrant’s common stock as reported on the New York Stock Exchange on August 13, 2013.

PART II

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a Registration Statement on Form S-8 of the Registrant relating to the Plan is effective. A prior Registration Statement on Form S-8 was filed by the Registrant on June 12, 2009 (File No. 333-159952), which registered 6,145,391 shares of Common Stock under the Plan with the Securities and Exchange Commission (the “Commission”). This Registration Statement registers an additional 9,500,000 shares of Common Stock under the Plan pursuant to the approval by the Registrant’s shareholders of such an increase in the number of shares of Common Stock available for awards under the Plan at the Registrant’s annual meeting of shareholders on June 5, 2013.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the Registration Statement on Form S-8 previously filed by the Registrant with the Commission on June 12, 2009 (File No. 333-159952).

Item 8. Exhibits.

The exhibits listed in the Exhibit Index that immediately follows the signature pages to this registration statement are filed as part of or incorporated into this registration statement.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of August, 2013.

SAKS INCORPORATED

By:	/s/ Kevin G. Wills
Name:	Kevin G. Wills
Title:	Executive Vice President and
Chief Financial Officer

Each person whose signature appears below on this registration statement hereby constitutes and appoints Stephen I. Sadove and Kevin G. Wills and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Registrant’s Form S-8 registration statement and any registration statement or amendment under Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen I. Sadove Stephen I. Sadove	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 19, 2013

/s/ Kevin G. Wills Kevin G. Wills	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2013

/s/ Donald E. Hess Donald E. Hess	Lead Director	August 19, 2013

/s/ Fabiola Arredondo Fabiola Arredondo	Director	August 19, 2013

/s/ Robert B. Carter Robert B. Carter	Director	August 19, 2013

/s/ Michael S. Gross Michael S. Gross	Director	August 19, 2013

/s/ Marguerite W. Kondracke Marguerite W. Kondracke	Director	August 19, 2013

/s/ Jerry W. Levin Jerry W. Levin	Director	August 19, 2013

/s/ Nora P. McAniff Nora P. McAniff	Director	August 19, 2013

/s/ Jack L. Stahl Jack L. Stahl	Director	August 19, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1	Composite of Charter of Saks Incorporated (the “Company”) (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed on July 30, 2009)

4.2	Amended and Restated Bylaws of the Company (as amended through December 9, 2009) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 14, 2009)

4.3	Saks Incorporated Amended and Restated 2009 Long-Term Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed on April 26, 2013)

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this registration statement)